Cars Commerce Names Tobias Hartmann as Next Chief Executive Officer,

Succeeding CEO Alex Vetter Effective January 15, 2026

Industry veteran to pass the reins to accomplished leader with proven track record for scaling digital

B2C and B2B companies as part of company’s CEO succession plan

CHICAGO, Dec. 18, 2025 -- Cars.com Inc. (NYSE: CARS) (d/b/a "Cars Commerce Inc."), today announced that Tobias (“Tobi”) Hartmann will become the company’s next Chief Executive Officer (CEO) and be appointed to the Board of Directors, effective January 15, 2026. Hartmann succeeds Alex Vetter, who will step down as CEO and a member of the company’s Board of Directors, effective January 15, 2026. Vetter will serve as an advisor to the company from that date through March 31, 2026 to facilitate a smooth transition.

Hartmann has more than 25 years of experience delivering growth and creating long-term shareholder value across B2C and B2B technology, eCommerce and marketplace companies. Most recently, he was CEO and Chairman of the Management Board for Scout24 SE Group, the parent company for ImmoScout24, one of the leading European digital real estate marketplaces, where he transformed the company’s strategy and accelerated revenue and margin growth to new record levels. Previously, Hartmann served as President U.S. and member of the Executive Management Board of HelloFresh SE, helping the global food solutions company to become the U.S. market leader. Prior to that, he led the carve-out of eBay Enterprise from eBay Inc. to form a new service-provider for omnichannel and commerce technology solutions.

“Tobi brings strong sector experience and a proven track record of growing businesses to deliver meaningful customer, consumer and shareholder value,” said Scott Forbes, Chairman of the Board. “The Board has executed a comprehensive CEO succession process, and we are confident that Tobi is the right leader to accelerate growth and guide the company into the future.”

“I am truly grateful to the Board of Directors for the opportunity to build on the strong foundation and work to accelerate the growth profile of Cars Commerce,” said Hartmann. “It’s an exciting time to leverage digital tools, data and AI to help our customers better compete and grow in the automotive retail and wholesale space. I am excited to join this talented and committed team, and I look forward to building the next chapter of growth and innovation together.”

Hartmann succeeds Vetter, who has been with Cars.com since its launch in 1998 and has held a variety of roles until he was appointed CEO in 2014. He has maintained Cars.com’s status as one of the most recognized American automotive marketplace brands. Vetter was instrumental in transforming the company from its original affiliate classifieds model into a vertical SaaS platform that powers the automotive industry. He has led the company through strategic acquisitions to broaden its platform capabilities, including Dealer Inspire websites, AccuTrade appraisal technology and DealerClub wholesale dealer-to-dealer transactions. Vetter has also championed the local dealer retail system and franchise model serving as an industry advocate in local and federal lobbyist activities, industry coalitions and philanthropy.

“It has been an honor to lead this organization through many transitions. I am excited to hand the reins to Tobi to drive further growth of the company. Cars.com was one of the early innovators that spawned the online car shopping experience and pioneered many firsts in the automotive retail industry – from the first mobile app to the largest dealer review platform to enabling operations with digital tools and data,” said Vetter. “I am immensely grateful to the team and proud of what we’ve built together. I’m confident that Tobi will continue our momentum for the next chapter of firsts. He will be a tremendous leader for this next phase of growth.”

Forbes added, “On behalf of the Board and the entire organization, I want to thank Alex for his visionary leadership. He is a deeply respected and beloved leader who has fortified the company into a technology platform and solutions provider for the automotive industry while also building a world-class company and team. Alex has been an incredible steward of the company and advocate for the industry. We are thankful for his leadership and transformation, which will enable continued growth and scale.”

About Cars Commerce

Cars Commerce is an audience-driven technology company empowering the automotive industry. The Company simplifies everything about car buying and selling with powerful products, solutions and AI-driven technologies that span pretail, retail and post-sale activities – enabling more efficient and profitable retail operations. The Cars Commerce platform is organized around industry-leading brands: the flagship automotive marketplace and review site Cars.com, digital retail technology and marketing services from Dealer Inspire, essential trade-in and appraisal technology from AccuTrade, a reputation-based dealer-to-dealer wholesale auction from DealerClub and exclusive in-market media solutions from the Cars Commerce Media Network. Learn more at www.carscommerce.inc.

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Media Contact

Christine Spinelli
pr@cars.com

Investor Contact

Katherine Chen

ir@cars.com